Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into on the 10th day of August, 2007, by and between GARY W. WOOD, an individual (hereinafter referred to as “Licensor”), and TVAX BIOMEDICAL, LLC, a Missouri limited liability company (hereinafter referred to as “Licensee”).

WITNESSETH:

WHEREAS, Licensor is the owner of U.S. Patent No. 6,403,369 entitled “CELL CULTURE VESSEL” (which relates to the design of a flask), issued on June 11, 2002, and has a pending patent application (U.S. Patent Application Serial No. 11/677,933 entitled “MULTI- COMPARTMENT CELL CULTURE VESSEL”) that was filed on February 22, 2007 relating to the modification of the patented flask design (such intellectual property relating to U.S. Patent No. 6,403,369 and U.S. Patent Application No. 11/677,933 being hereinafter referred to as the “Flask Inventions” or the “Flasks”); and

WHEREAS, Licensee desires to obtain a license from Licensor relating to the Flask Inventions upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Affiliate” shall mean (a) any corporation, partnership or other entity of which the party with respect to which the term is used now or hereafter during the term of this Agreement owns or controls, directly or indirectly, at least fifty percent (50%) of such entity’s outstanding equity, voting stock or other securities (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (b) any corporation, partnership or other entity which now or hereafter during the term of this Agreement owns or controls directly or indirectly at least fifty percent (50%) of the outstanding equity voting stock or other securities (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such party, and (c) any affiliate thus determined of an affiliate of such party.

1.2 “Dollars” or “$” shall mean the currency of the United States of America.

1.3 “Technical Information” shall mean any and all data, know-how and other information existing as of the effective date of this Agreement or generated during the term of this Agreement, which is owned or controlled by Licensor and directly relates to the Flasks.

1.4 “United States” shall mean the United States of America.

ARTICLE II

LICENSES GRANTED

2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee the right to manufacture the Flasks solely for its own use, and to use the Technical Information in connection therewith. The licenses granted herein shall commence as of the execution date of this Agreement and shall continue for the entire unexpired term of U.S. Patent No. 6,403,369 and any patent issuing from U.S. Patent Application No. 11/677,933. No other right or license is granted to Licensee and Licensor shall retain the rights to license the Flask Inventions for all other purposes not explicitly licensed to Licensee, except as may be restricted pursuant to Section 6.2 of this Agreement.

2.2 The license granted under Section 2.1 shall be subject to the obligations of Licensor and of Licensee to the United States under any and all applicable laws and regulations.

2.3 Neither this Agreement, nor the operation thereunder, nor any interpretation thereof shall, at any time, be construed to transfer to Licensee ownership of the Flask Inventions or the Technical Information or to transfer to Licensee the right to register the same in its name as owner thereof.

ARTICLE III

TECHNICAL ASSISTANCE

3.1 Licensor shall furnish the Technical Information to Licensee and shall provide assistance to Licensee as is required by Licensee in order to manufacture the Flasks.

3.2 Licensor and Licensee each will fully and freely exchange with the other any further Technical Information (whether or not patentable) which either shall develop or acquire from time to time during the term of this Agreement.

3.3 All out-of-pocket expenses incurred by Licensor in the performance of technical assistance hereunder shall be paid by Licensee to Licensor in Dollars or such other convertible currency as Licensor may accept.

ARTICLE IV

COVENANTS OF LICENSEE

4.1 Licensee agrees that it will not directly or indirectly use the Technical Information furnished to it hereunder except for the manufacture of Flasks for its own use, in accordance with this Agreement.

4.2 Licensee shall thoroughly inspect and test all materials used and work done in the manufacture of the Flasks.

4.3 Licensee agrees to comply with all applicable laws, rules and regulations of the United States in manufacturing the Flasks.

ARTICLE V

ROYALTIES

5.1 During such time as Licensor is employed by Licensee, no royalty shall be owed by Licensee to Licensor under this Agreement. At such time as Licensor is not an employee of Licensee, royalties shall be owed by Licensee to Licensor, which such royalty shall be the amount that is ten percent (10%) of the Licensee’s cost to manufacture the Flasks (or any improved version of the Flasks).

5.2 All royalties payable hereunder shall accrue on the date of manufacture.

5.3 If royalties are payable hereunder, then on or before the last day of the month following each calendar quarter during the term of this Agreement, Licensee shall furnish Licensor a written report, verified by a duly authorized officer or manager of Licensee, showing in detail and form satisfactory to Licensor the basis for Licensee’s royalty payment, including the number of Flasks (or any improved version of the Flasks) manufactured and the costs related thereto. Concurrently therewith, Licensee shall pay to Licensor the royalties due with respect to the period covered by such report. Payments shall be made in lawful currency of the United States or such other convertible currency as Licensor may accept.

5.4 Licensee agrees to keep complete books and records of all the Flasks (or any improved version of the Flasks) manufactured by Licensee in sufficient detail to enable the royalties payable hereunder by Licensee to be accurately determined. Licensee further agrees to permit such books and records and such other books and records as may be necessary to such determination to be examined at all reasonable times during business hours to the extent necessary to verify the reports submitted by Licensee pursuant to Section 5.3 hereof by a representative appointed in writing by Licensor. Licensee shall furnish to such person or persons appointed by Licensor any information and assistance that may be reasonably required for such examination. If the inspection of Licensee’s accounts reveals a discrepancy between the amounts due Licensor and the amounts actually paid by Licensee in excess of five percent (5%) of the amount due Licensor, all out-of-pocket expenses of Licensor (including without limitation fees of its accountants) in conducting such inspection shall be borne by Licensee instead of by Licensor.

5.5 Licensee shall be liable for interest on any overdue royalty commencing on the date such royalty becomes due at an annual rate of two percent (2%) over the prime interest rate quoted by Licensor’s bank on the date such royalty becomes due. If such interest rate exceeds the legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to the maximum rate that is legal in such jurisdiction.

ARTICLE VI

FLASKS MANUFACTURED BY OTHERS

6.1 Licensee hereby acknowledges that Licensor has retained ownership of the Flask Inventions and, subject to the terms of this Agreement, the right to license the Flask Inventions to other entities.

6.2 Licensor hereby agrees that if he or any entity that is an Affiliate of Licensor manufactures or causes the manufacture of the Flasks (or any improved version of the Flasks), then the Flasks (or any improved version of the Flasks) will not be sold to any individual or entity that is selling or providing a form of immunotherapy that is in competition with any immunotherapy that is owned, used or developed by Licensee. In addition, Licensor agrees that if he or any entity that is an Affiliate of Licensor manufactures or causes the manufacture of the Flasks (or any improved version of the Flasks) then the Flasks (or any improved version of the Flasks) shall be available for Licensee to purchase, at the best terms that are then available to other purchasers.

6.3 If Licensor sells, licenses or otherwise transfers the Flask Inventions to any entity that is not an Affiliate of Licensor, then the Flasks (or any improved version of the Flasks) shall be available for Licensee to purchase, at terms that are available to other purchasers, but the successor shall have the right to sell the Flasks (or any improved version of the Flasks) to any potential purchaser.

ARTICLE VII

QUALITY CONTROL

7.1 Licensee shall manufacture the Flasks in strict conformity with the standards and specifications as furnished by Licensor from time to time. Licensor’s right to establish the standards and specifications shall include the right to designate, approve or disapprove the quality of all material used. Any deviation from the standards and specifications furnished by Licensor shall require the prior written consent of Licensor. Licensor shall have the right from time to time to inspect Licensee’s facility and Licensee’s techniques, so as to determine that the Flasks are being provided in conformity with the aforementioned standards and specifications. Licensor shall advise Licensee of any discrepancies in quality or adherence to the aforementioned standards and specifications. Licensee shall, upon receipt of any such advise, promptly correct any discrepancies to Licensor’s satisfaction; provided, however, that Licensee may first submit its own opinion as to the discrepancies advised to be corrected. In such event, correction of the discrepancies may be postponed until Licensor responds to Licensee’s opinion, but Licensor’s determination shall prevail.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Licensor represents and warrants that Licensor is an individual and that he has the right to enter into this Agreement and to perform his obligations hereunder; to the best of Licensor’s knowledge and belief, neither the execution and delivery by Licensor of this Agreement nor the consummation of the transactions contemplated by this Agreement violates the laws of any state of the United States or any court or governmental agency order binding on Licensor and does not require the consent or approval of, or the giving of notice by any person to or the taking of any other action in respect of any governmental agency or authority or any person not a party to this Agreement.

8.2 Licensor represents that Licensor has disclosed or will disclose all Technical Information within Licensor’s possession to Licensee.

8.3 Except as expressly set forth in this Agreement, LICENSOR MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE MANUFACTURE, USE OR SALE OF PRODUCTS OR THE PERFORMANCE OR SALES OF SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF A THIRD PARTY.

8.4 Licensee represents and warrants that Licensee is a limited liability company duly organized and validly existing under the laws of Missouri; Licensee has the complete and unrestricted power and right to enter into this Agreement and to perform its obligations hereunder; this Agreement has been duly authorized, executed and delivered by Licensee and constitutes a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms; to the best of Licensee’s knowledge and belief, neither the execution and delivery by Licensee of this Agreement nor the consummation of the transactions contemplated by this Agreement by Licensee violates the laws of the United States or any court or governmental agency order binding on Licensee and does not require the consent or approval of, or the giving of notice by any person to or the taking of any other action in respect of any governmental agency or authority or any person not a party to this Agreement.

ARTICLE IX

[RESERVED]

ARTICLE X

IMPROVEMENTS

10.1 Licensee agrees to keep Licensor regularly and fully informed about new designs, discoveries, ideas, concepts, systems, works, products, applications, processes, methods of manufacture, distribution, management or otherwise, and any other developments or modifications or improvements relating to the Flasks (collectively referred to as the “Improvements”) which it may develop or which become available to it. The parties hereto agree that the Improvements shall belong to and be owned by Licensor.

10.2 In the event Licensor determines that the Improvements are patentable, Licensor shall have the right to file applications for letters patent in his own name and at his own expense. Any licensing or use of such patents shall be subject to the restrictions set forth in this Agreement. Licensee shall be granted a perpetual, non-exclusive, worldwide, royalty-free license to use any resulting patents and the Technical Information related thereto subject to the terms of this Agreement.

ARTICLE XI

GOVERNMENTAL APPROVALS AND REPORTS

11.1 It shall be the responsibility of Licensee to obtain at its sole cost and expense any governmental approval or other certification that may be necessary or appropriate for it to perform its obligations hereunder, including without limitation approvals of this Agreement and any safety approvals with respect to the Flasks.

11.2 Licensee shall produce and file at its sole cost and expense all reports required by any governmental agencies that may be necessary or appropriate for it to perform its obligations hereunder.

ARTICLE XII

GOVERNING LAW AND ARBITRATION

12.1 This Agreement shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of Missouri of the United States applicable to Agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

12.2 In the event that any dispute between any of the parties hereto or claim by a party against another party shall arise out of or in relation to this Agreement, it shall be settled amicably as far as possible through negotiations by such parties. If this fails, any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof shall be finally determined by arbitration in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Kansas City, Missouri, or such other location as the parties in dispute hereafter may agree upon; and such proceedings shall be governed by the laws of the State of Missouri as such laws are applied to agreements between residents of such State entered into and to be performed entirely within such State. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such agreement, each party in dispute shall have the right to select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any and all of the parties in dispute, and shall be paid promptly by the party or parties so assessed.

ARTICLE XIII

NOTICES

13.1 All notices pursuant to this Agreement shall be in writing and shall be deemed to have been given three days after the mailing thereof if sent by registered airmail prepaid, or on the day following the day on which it was so sent if sent by telegraph, cable or telex, addressed in the case of Licensee to its principal office at 8060 Reeder Street, Lenexa, Kansas 66214, and in the case of Licensor to his principal office at 500 West 112th Street, Kansas City, Missouri 64114, or at such subsequent address as either party may designate to the other in writing for such purposes.

ARTICLE XIV

DURATION AND TERMINATION

14.1 This Agreement shall be effective as of the date of execution of this Agreement and remain in force and effect until such time as it is terminated as hereinafter provided.

14.2 This Agreement may be terminated at any time by mutual consent of both parties. Notwithstanding the foregoing, at any time when Licensee is an Affiliate of Licensor (or of an Affiliate of Licensor), in order for Licensee’s consent to be effective, the matter of whether or not to terminate this Agreement shall be submitted to a majority vote of the equity holders of Licensee and neither Licensor nor his Affiliates shall be entitled to vote on said matter.

14.3 If either party shall in any manner default in the performance of their respective obligations under this Agreement and such default is not or cannot be remedied within thirty (30) days after notice thereof by the nondefaulting party, then such nondefaulting party shall have the right to immediately terminate this Agreement by notice of termination to the defaulting party.

14.4 No termination of this Agreement pursuant to any cause whatsoever shall release either party from liability to the other party with respect to any payment of monies already accrued or any liabilities arising under the provisions for indemnification pursuant to this Agreement.

14.5 Upon valid termination of this Agreement, pursuant to any cause whatsoever, Licensee shall immediately deliver to Licensor in Kansas City, Missouri, all documents and materials pertaining to the Technical Information and all equipment and tools unique to the production of the Flasks, all of which shall thereafter be the sole and exclusive property of Licensor. Upon such termination all licenses, authorities, rights and privileges granted hereunder shall terminate and Licensee shall cease to use, as hereinbefore provided, any Technical Information of Licensor.

14.6 Upon such termination, if Licensee should during the term of this Agreement have acquired, under any applicable law, regulation, treaty or custom, any otherwise continuing right, privilege, immunity or interest in respect of any of the Technical Information (including Technical Information developed by Licensee) of Licensor, Licensee shall immediately assign and transfer any and all such rights, privileges, immunities and interests to Licensor.

ARTICLE XV

TAXES AND GOVERNMENTAL CHARGES

15.1 Licensee shall pay and hold Licensor harmless on account of any customs duties, taxes or other governmental charges of any kind assessed by any governmental agency with respect to the Flasks manufactured by Licensee and the technical assistance to be provided by Licensor to Licensee in connection therewith.

ARTICLE XVI

GENERAL

16.1 This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

16.2 This Agreement may be modified at any time or from time to time only by the written agreement of both parties.

16.3 This Agreement may not be assigned, in whole or in part, or otherwise transferred to others by Licensee without the prior written consent of Licensor; provided, however, that this Agreement may be assigned by Licensee in connection with the sale of all or substantially all of its business, whether through a sale of assets, stock, merger or otherwise.

16.4 The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party. The waiver by either party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

16.5 Neither party hereto shall, through any affiliated person, corporation, organization or entity or otherwise, do anything indirectly which it is prohibited hereunder from doing directly.

16.6 The parties agree that Licensee is an independent contractor. Under no circumstances shall Licensee be considered to be an agent, employee, partner or representative of Licensor or otherwise attempt to bind Licensor.

16.7 Except as otherwise expressly provided herein, if any provision of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding, whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable.

16.8 This Agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire Agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein.

16.9 This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date set forth above.

/s/ Gary W. Wood
GARY W. WOOD
“Licensor”

TVAX BIOMEDICAL, LLC

By:	/s/ Edward Stevens
Printed Name: Edward Stevens
Title: Member, Board of Managers
“Licensee”